Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 2, 2016, included in the Annual Report on Form 10-K of FairPoint Communications, Inc. and subsidiaries for the year ended December 31, 2016, with respect to the consolidated financial statements of FairPoint Communications, Inc. and subsidiaries, incorporated by reference in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Charlotte, North Carolina
September 18, 2017